Exhibit 8.1
LIST OF MAIN SUBSIDIARIES AS AT JUNE 30, 2026

SUBSIDIARY NAME	JURISDICTION OF INCORPORATION AND RESIDENCE	PROPORTION OF OWNERSHIP INTEREST AND VOTING INTEREST
Ergo Mining Proprietary Limited	South Africa	100%
Far West Gold Recoveries Proprietary Limited	South Africa	100%